Exhibit 10(r)
AMENDMENTS TO THE
EXCESS BENEFIT PLAN OF JOHNSON & JOHNSON AND AFFILIATED COMPANIES
Effective as of January 1, 2009, or the date otherwise specifically provided below, the Excess Benefit Plan of Johnson & Johnson and Affiliated Companies (the “Plan”) shall be amended to insert the following new 409A Addendum at the end of the Plan:
“409A Addendum
1.	Section 409A Requirements. Notwithstanding any other provision of the Plan to the contrary, effective as of January 1, 2009, the terms of this 409A Addendum shall apply to the payment of a participant’s 409A Benefit. This 409A Addendum is intended to ensure that the terms of the Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder (“Section 409A”). The provisions of this 409A Addendum and any other section of the Plan that applies to the payment of benefits on or after January 1, 2009, shall be limited to those terms permitted under Section 409A. Any terms of the Plan that are not permitted under Section 409A shall be automatically modified and limited to the extent necessary to comply with Section 409A, but only to the extent such modification or limitation is permitted under Section 409A.

2.	409A Benefit. Effective as of January 1, 2009, each participant’s Excess Pension Benefit shall be split into the participant’s 409A Benefit and the participant’s Grandfathered Benefit, as follows:
a.	409A Benefit. A participant’s “409A Benefit” shall be equal to the participant’s total accrued benefit under the Plan less the participant’s Grandfathered Benefit.

b.	Grandfathered Benefit. A participant’s “Grandfathered Benefit” shall be the portion of the participant’s benefit that was accrued, earned, and vested as of December 31, 2004, determined under the rules in effect as of that date.
3.	409A Payment Event. No payment shall be made to, or in respect of, a participant’s 409A Benefit under this Plan prior to the occurrence of a 409A Payment Event. For purposes of this Plan, the term “409A Payment Event” shall mean the date on which one of the following occurs with respect to a participant (or a date related to the occurrence of one of the following):
a.	Separation from Service (within the meaning of Treasury Regulations Section 1.409A-1(h) and other applicable rules under Section 409A);

b.	Death;

c.	Disability (within the meaning of Code Section 409A(a)(2)(C) and the regulations thereunder);
With respect to a participant who retires from an Approved Absence from “long-term disability” as defined in the Company’s long-term disability income plan, the Company shall determine whether a Separation from Service has occurred with respect to the participant based on the facts and circumstances for purposes of establishing the time of payment for the participant’s benefits under the Plan. The Company’s determination shall be made initially within 60 days of the date the participant is placed on “long-term disability,” and each anniversary of such date thereafter.
4.	Payment of 409A Benefit. Upon the occurrence of a 409A Payment Event, a participant’s 409A Benefit shall be paid on the participant’s Pension Commencement Date. For purposes of this Plan, a participant’s “Pension Commencement Date” shall be the first day of the month on or after the participant’s (i) 55th birthday or (ii) 409A Payment Event, whichever is later. The time and form of payment of a participant’s Grandfathered Benefit shall be governed by the terms of the Plan in effect as of October 3, 2004.

5.	Form of Payment of 409A Benefit. Unless otherwise elected by a participant pursuant to applicable rules and procedures under the Plan, a participant’s 409A Benefit shall be payable in the form of a single life annuity if the participant is single when the payment commences, or in the form of a joint and 50% surviving spouse annuity if the participant is married when the distribution commences. A participant may elect in writing, in such manner, at such times, and pursuant to any rules and procedures as the Company may adopt, to receive his 409A Benefit in any form of payment that is available under the Consolidated Retirement Plan of Johnson & Johnson (the “Qualified Plan”), other than the Level Income Options, provided that such election satisfies each of the following conditions:
a.	The change in the form of payment complies with Section 409A and Treasury Regulations Section 1.409A-2(b)(2)(ii);

b.	Payment of the participant’s 409A Benefit has not commenced as of the date of the election;

c.	The actuarially equivalent life annuity form elected by the participant has the same scheduled Payment Commencement Date as the annuity that would otherwise have been paid absent such election; and

d.	The annuities are determined by the Company to be actuarially equivalent applying reasonable actuarial assumptions and methods.
Notwithstanding the foregoing, if the lump sum value of a participant’s total accrued benefit under the Plan is less than $5,000, the participant’s total benefit under the Plan shall be paid to the participant or the participant’s beneficiary, in the event of the participant’s death, in a single lump sum as soon as practicable within the 90-day period commencing on the participant’s 409A Payment Event. In addition, if a participant is eligible to receive any portion of his 409A Benefit in the form of a lump sum payment, that portion of his 409A Benefit shall be paid to him in the form of a lump sum on the participant’s Pension Commencement Date, and the remaining portion of his 409A Benefit shall be paid in the applicable annuity form in accordance with this Section 5.
6.	Death of Participant Before Commencement of Benefits. If a participant dies before his Pension Commencement Date, his 409A Benefit shall be paid to the participant’s beneficiary commencing as of the first day of the month on or after (i) the participant’s 55th birthday or (ii) the participant’s date of death, whichever is later. The delayed payment rules applicable to Specified Employees shall not apply to payments made on account of a participant’s death.

7.	No Deferral of Payment. A participant may not elect to defer receipt of any portion of his benefit under the Plan.
8.	Delayed Payment Rules for Specified Employees. Notwithstanding anything herein to the contrary, no portion of a Specified Employee’s 409A Benefit shall be payable before the expiration of the six-month period specified in Code Section 409A(a)(2)(B)(i) and the regulations thereunder. For purposes of this Plan, “Specified Employee” shall mean a “key employee” (within the meaning of Code Section 416(i) without regard to paragraph (5) thereof) who is one of the top 50 highest paid officers of the Company on the applicable determination date pursuant to procedures adopted by the Company. For purposes of identifying Specified Employees under this 409A Addendum, “compensation” shall be determined under the safe harbor definition set forth in Treasury Regulation Section 1.415(d)-2(d)(3) and shall exclude all compensation permitted under Treasury Regulation Section 1.415(c)-2(g)(ii). Any amount that would have been paid to a Specified Employee but for the six-month delay imposed by this Section 8 of the 409A Addendum shall be paid in a single lump sum to the participant during the seventh month after the participant’s 409A Payment Event.
This Section 8 of the 409A Addendum shall in no event apply to a participant’s Grandfathered Benefit.
9.	Designated Payment Date. A payment shall be treated as being made on the designated payment date if it is actually made on the designated payment date or on a later date that is either in the same calendar year as the designated payment date or, if later, by the 15th day of the third calendar month following the designated payment date. In addition, a payment shall be treated as made on the designated payment date if it is made no more than 30 days before the designated payment date. Notwithstanding the foregoing, a participant shall in no way be permitted, either directly or indirectly, to designate the taxable year of a payment under this Plan.

10.	Payment Upon Plan Termination. The Company may terminate the Plan at any time. Upon termination of the Plan with respect to all participants and the termination of all other arrangements sponsored by the Company that would be aggregated with the Plan under Section 409A, the Company shall have the right, in its sole discretion, and notwithstanding any elections made by a participant, to pay to each participant the actuarially equivalent value of his Excess Pension Benefit determined as of the Plan termination date in a lump sum, to the extent permitted under Section 409A. All payments made under this Section 10 of the 409A Addendum upon termination of the Plan shall be made no earlier than the 13th month and no later than the 24th month after the termination of the Plan. The Company may not accelerate payments pursuant to this Section 10 of the 409A Addendum if the termination of the Plan is proximate to a downturn in the Company’s financial health. If the Company exercises its discretion to accelerate payments under this Section 10 of the 409A Addendum, the Company shall not adopt any new arrangement that would have been aggregated with the Plan under Section 409A within three years following the date of the Plan’s termination.

11.	Special Transition Election. Notwithstanding any other provision to the contrary, effective as of October 3, 2004, the Company may, in its discretion, require or permit on an elective basis a change in the payment terms applicable to a participant’s 409A Benefit in accordance with, and to the fullest extent permitted by, applicable guidance under Section 409A, including, but not limited to, IRS Notice 2005-1, Proposed Treasury Regulations Section 1.409A, Preamble Section XI.C, and IRS Notice 2007-86, provided that such election (i) is made on or before December 31, 2008, (ii) applies only to amounts that would not otherwise be payable in the year of the election, and (iii) does not cause an amount to be paid in the year of the election that would not otherwise be payable in that year. In particular, with respect to a participant who is eligible to receive a portion of his 409A Benefit in the form of a lump sum payment, the Company may, in its discretion, permit such participant to make an irrevocable election on or before December 31, 2008, to receive such portion in a lump sum payment as of his Pension Commencement Date. Any payment election made by a participant to receive his benefit in a lump sum payment under this Section 11 of the 409A Addendum shall be irrevocable as of the date submitted in accordance with the procedures established by the Company.
12.	Provisions Not Applicable to Grandfathered Benefits. Unless otherwise specifically provided for herein, this 409A Addendum shall in no event apply to any portion of a participant’s Grandfathered Benefit. No amendment or change to this Plan or any other change (including an exercise of discretion) with respect to a participant’s Grandfathered Benefit made after October 3, 2004, shall be effective if such amendment or change would constitute a “material modification” within the meaning of Section 409A.

CERTIFICATION OF SECTION 409A AMENDMENTS
TO CERTAIN EMPLOYEE BENEFIT PLANS
     Effective as of January 1, 2009, or as of such other date otherwise specified therein, the Severance Pay Plan of Johnson & Johnson and Affiliated Companies, the Excess Benefit Plan of Johnson & Johnson and Affiliated Companies, and the Johnson & Johnson Excess Savings Plan (the “Benefit Plans”) shall each be amended to incorporate the applicable amendments attached hereto.

DATED: December 23, 2008		PENSION COMMITTEE
OF JOHNSON & JOHNSON

	NAME:	/s/ K. Foster-Cheek
K. FOSTER-CHEEK
	TITLE:	(Chair)

	NAME:	/s/ D. J. Caruso

D. J. CARUSO
	TITLE:	(Member)

	NAME:	/s/ E. Dlugacz

E. DLUGACZ
	TITLE:	(Member)

	NAME:	/s/ J. A. Papa

J. A. PAPA
	TITLE:	(Member)